Exhibit 99.1
Investors and Press Contact:
Kathy Bayless
Chief Financial Officer
(408) 576-2000
ir_web@komag.com
Komag Provides Updated Second Quarter 2007 Business Outlook
FOR IMMEDIATE RELEASE
SAN JOSE, Calif., June 28, 2007 — Komag, Incorporated (Nasdaq: KOMG), a leading independent supplier of thin-film media for disk drives, is updating its business outlook for the second quarter of 2007.
The Company currently expects revenue for the second quarter of 2007 to be down at least 30% as compared to the first quarter of 2007. Due to the significant reduction in revenue, the Company also expects to incur a substantial operating loss in the second quarter of 2007.
About Komag
Founded in 1983, Komag is a leading independent supplier of thin-film disks, the primary high-capacity storage medium for digital data. Komag leverages the combination of its world-class U.S. research and development center and Malaysian manufacturing operations to produce disks that meet the high-volume, stringent quality, low cost and demanding technology needs of its customers. By enabling rapidly improving storage density at ever-lower cost per gigabyte, Komag seeks to create extraordinary value for consumers of computers, enterprise storage systems and electronic appliances such as digital video recorders, game boxes and consumer electronic storage systems.
For more information about Komag, visit Komag’s Internet home page at http://www.komag.com. The Investors section of the website provides a variety of financial and investor information, including an investor presentation. To request an investor packet, call Komag’s Investor Relations at 408-576-2901.
Forward-Looking Statements
This press release contains certain “forward-looking” statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and are subject to the safe harbors created thereby. These statements represent the Company’s current judgment and include, but are not limited to, the expectations regarding the Company’s revenue, operating results and projected operating loss for the second quarter of 2007. The Company’s actual results for future periods could differ materially from those projected in such forward-looking statements. Factors that could cause actual results to differ include, but are not limited to, the Company’s ability to achieve operating yield, cost and profitability targets, adverse changes in the currency exchange rate for the Malaysian ringgit, continued customer demand and the impact of demand variation on factory utilization, the performance by the Company and customers of their obligations under the respective increased capacity arrangements, changes in demand, changes in the price and availability of raw materials (including ruthenium which has experienced significant price increases), variability in demand and associated impact on average selling price of disks, the Company’s ability to satisfy customer qualification requirements and meet shipping demands, and the Company’s ability to produce new generation disks in volume and the other factors described in the Company’s reports filed with the Securities and Exchange Commission, including, but not limited to, our most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. Komag undertakes no obligation to update forward-looking statements to reflect events or circumstances occurring after the date of such statements.